Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE SECOND FISCAL QUARTER

ENDED DECEMBER 31, 2006

-	Support and services revenue up 21% from the comparable year-ago quarter

-	Hosting revenue up 19% from the comparable year-ago quarter

Mountain View, Calif. (February 12, 2007) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the second fiscal quarter ended December 31, 2006.

Total revenue for the second quarter of fiscal year 2007 was $5.7 million, a decrease of 5% from the comparable year-ago quarter. License revenue was $850,000, a decrease of 58% from the comparable year-ago quarter. Support and services revenue was $4.8 million, an increase of 21% from the comparable year-ago quarter.

Cost of revenue for the second quarter of fiscal year 2007 was $2.2 million, an increase of 30% from the comparable year-ago quarter. Gross margin for the quarter was 61% compared to 72% in the comparable year-ago quarter. Research and development expense for the quarter was $833,000, an increase of 18% from the comparable year-ago quarter. Sales and marketing expense for the quarter was $2.9 million, an increase of 29% from the comparable year-ago quarter. General and administrative expense for the quarter was $484,000, a decrease of 38% from the comparable year-ago quarter.

Net loss for the second quarter of fiscal year 2007 was $1.1 million, or $(0.07) per share, compared to a net income of $245,000, or $0.02 per share, for the comparable year-ago quarter. Net loss for the quarter included stock based compensation of $77,000 and interest and tax expense of $330,000 compared to stock based compensation expense of $75,000 and interest and tax expense of $313,000, for the comparable year-ago quarter.

Total cash and cash equivalents were $6.0 million at December 31, 2006 compared to $6.9 million at June 30, 2006. Days sales outstanding in receivables for the quarter ended December 31, 2006 were 41 days compared to 75 days for the comparable year-ago quarter. Deferred revenues totaled $5.2 million at December 31, 2006, up from $4.3 million at June 30, 2006.

“We are disappointed that several large transactions we had forecast to close in the quarter slipped but our sales team is working diligently to bring these deals to closure in the current quarter,” said Ashu Roy, eGain CEO. “Despite this short-term disappointment, we are pleased with the growth in our recurring revenue base which is due in part to the increase in hosting bookings we have experienced in recent quarters. The planned ramp up in hiring of our direct sales force is complete. We are also very focused on training the expanded sales team to get them productive as quickly as possible. Lastly, we are pleased to report that we successfully delivered the first major milestone under the Cisco OEM agreement and we are continuing our channel development to support this important relationship.”

Business Highlights

•

Over the last six months, eGain has continued to invest in its sales force by adding headcount, ramping up its European presence, and structuring the sales force into industry verticals and geographic groups.

•

eGain successfully released Service 7.6, a product eGain conceived and developed with input from its blue chip customers. With nine new applications, Service 7.6 is the first to address short message service (SMS) customer service interactions, as well as next-generation web self-service including chatbot, agent-assisted chat, cobrowsing, email, fax, postal mail, notification management, call tracking and resolution, knowledge management, and service fulfillment, all based on a common platform.

•

eGain’s offerings continue to be one of the most acclaimed in the industry. eGain recently won Customer Interaction Solutions magazine’s Product of the Year award, and was named to Software Magazine’s Software 500 list. In addition, eGain’s deployment at ABN AMRO was selected as an InfoWorld 100 award winner.

•

The company also made significant progress in laying the foundation for expanding its partnerships and distribution channels. The company joined the EMC Documentum Application Developer Program. As an EMC Documentum partner, eGain will receive specialized design consultation and guidance, along with access to dedicated Documentum technical resources to ensure that the integration of eGain’s customer interaction hub (CIH) software suite with Documentum’s solutions meet the highest quality standard. In addition, the company entered into several new partnerships in Europe and Africa, including agreements with 4C Consulting to cover customer service project implementations in Belgium and France and with HappyCustomers to collaborate on customer service project implementations in the Netherlands.

•	Finally, the company held its annual customer summit in November 2006 with active participation from customers and industry thought leaders.

Guidance for Fiscal Year

Based upon the increased sales and marketing investments made in the first half of fiscal year 2007, management is projecting revenues to increase in the second half of fiscal year 2007 and is maintaining the previously announced guidance:

-	Management anticipates revenue to be in the range of $27 million to $30 million or a 20% to 33% increase from fiscal year 2006.

-	Management anticipates GAAP income from operations to be positive for fiscal year 2007.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service 7™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; the actual mix in new business between hosting and license transactions when compared with management’s projections, the anticipated benefits to eGain from the Cisco agreement, the ability to increase revenues as a result of the increased investment in sales and marketing, increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 27, 2006, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Maeve Naughton	IRegain@eGain.com

650-230-7449

PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Revenue:
License	$850	$2,013	$2,485	$3,390
Support and Services	4,833	3,996	9,201	7,842

Total revenue	5,683	6,009	11,686	11,232
Cost of license	18	133	59	186
Cost of support and services	2,206	1,578	4,147	3,302

Gross profit	3,459	4,298	7,480	7,744

Operating costs and expenses:

Research and development	833	704	1,858	1,417

Sales and marketing	2,921	2,258	6,208	4,385

General and administrative	484	779	1,424	1,408

Total operating costs and expenses	4,238	3,741	9,490	7,210

Income / (loss) from operations	(779)	557	(2,010)	534
Interest expense, net	(276)	(259)	(546)	(513)
Other income (expense), net	(5)	1	22	6

Income / (loss) before income taxes	(1,060)	299	(2,534)	27
Provision for income taxes	(54)	(54)	(69)	(79)

Net income / (loss)	$(1,114)	$245	$(2,603)	$(52)

Per share information:
Basic net income / (loss) per common share	$(0.07)	$0.02	$(0.17)	$0.00

Diluted net income / (loss) per common share	$(0.07)	$0.02	$(0.17)	$0.00

Weighted average shares used in computing basic net income / (loss) per common share	15,315	15,302	15,315	15,302

Weighted average shares used in computing diluted net income / (loss) per common share	15,315	15,423	15,315	15,302

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2006	June 30, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,004	$6,916
Restricted cash	12	12
Accounts receivable, net	2,620	2,151
Prepaid and other current assets	731	623

Total current assets	9,367	9,702

Property and equipment, net	1,333	1,169
Goodwill, net	4,880	4,880
Other assets	364	354

Total assets	$15,944	$16,105

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,080	$989
Accrued compensation	1,391	1,254
Accrued liabilities	1,318	1,156
Deferred revenue	5,216	4,259
Current portion of bank borrowings	1,983	1,697

Total current liabilities	10,988	9,355

Related party notes payable	9,225	8,652
Bank borrowings, net of current portion	156	77
Other long term liabilities	200	217

Total liabilities	20,569	18,301

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	315,889	315,736
Notes receivable from stockholders	(75)	(74)
Accumulated other comprehensive loss	(433)	(456)
Accumulated deficit	(320,021)	(317,417)

Total stockholders’ deficit	$(4,625)	$(2,196)

	$15,944	$16,105